Exhibit 5.1

101 East Kennedy Boulevard Suite 2800 Tampa, Florida 33602

o 813.229.7600

f 813.229.1660

shumaker.com

January 10, 2025

Marker Therapeutics, Inc.

2450 Holcombe Blvd, Suite BCM-A, MS: BCM251

Houston, Texas 77021

Re: Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Marker Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with in connection with the filing, on or about the date of this letter, of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) covering the registration for resale of up to 10,062,500 shares of the common stock (the “Common Stock”) of the Company consisting of (a) 1,783,805 (the “Shares”) outstanding shares of Common Stock, (b) up to 3,247,445 shares of Common Stock (the “Pre-funded Warrant Shares”) issuable upon the exercise of outstanding Series B pre-funded warrants (the “Pre-funded Warrants”) and (c) up to 5,031,250 shares of Common Stock (together with the Pre-funded Warrant Shares, the “Warrant Shares”) issuable upon the exercise of outstanding Series A common warrants (together with the Pre-funded Warrants, the “Warrants”).

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:  (i) the Shares to be sold by the selling stockholders identified in the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable; and (ii) and upon exercise and payment in accordance with the terms of the Warrants as described in the Registration Statement, the Warrant Shares to be sold by the selling stockholders identified in the Registration Statement will be lawfully and validly issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not represent that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Shumaker, Loop & Kendrick, LLP
SHUMAKER, LOOP & KENDRICK, LLP